Exhibit 14(c)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 of our report dated March 11, 2024, relating to the consolidated financial statements of Monroe Capital Corporation and Subsidiaries (collectively, the Company) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

We also consent to the reference to our firm under the headings “Senior Securities of Monroe Capital Corporation” and “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois
December 3, 2025